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
                                    U.S. SECURITIES AND EXCHANGE COMMISSION                                   ----------------------
                                               Washington, D.C. 20549                                               OMB APPROVAL
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  Form 3                                                                                                      OMB Number  3235-0104
----------                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES                        Expires: September 30,
                                                                                                              1998
                                                                                                              Estimated average
                     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section          burden hours per
                                               17(a) of the Public Utility                                    response
                      Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of           ..................0.5
                                                           1940
                                                                                                              ----------------------

(Print or Type Responses)
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
1. Name and Address of Reporting Person*             2. Date of Event          4. Issuer Name and Ticker or
                                                        Requiring Statement       Trading Symbol
Kitze                     Christopher                   (Month/Day/Year)          NBC Internet, Inc.-- "NBCI"
----------------------------------------------------                           -----------------------------------------------------
(Last)                     (First)          (Middle)                           5. Relationship of             6. If Amendment, Date
                                                         November 29, 1999        Reporting Person(s) to         of Original
                                                                                  Issuer                         (Month/Day/Year)

                     c/o NBC Internet, Inc.                                       (Check all applicable)
                         225 Bush Street
---------------------------------------------------------------------------     X  Director     ___ 10% Owner ----------------------
                                                                               ---
                           (Street)                  3. IRS Identification      X  Officer      ___ Other     7. Individual or
                                                        Number of Reporting    ---
                                                        Person, if an              (give title       (specify    Joint /Group
                                                        entity (voluntary)          below)            below)     Filing (Check
                                                                                                                 applicable line)
                                                                                                               X Form filed by One
                                                                                                              ---
San Francisco,          California           94104                             Chief Executive Officer        Reporting Person
                                                                               -------------------------
                                                                                                              ___ Form filed by
                                                                                                              More than One
                                                                                                              Reporting Person
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(City)                     (State)            (Zip)
                                                                           Table 1 -- Non-Derivative Securities Beneficially Owned
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4. Title of Security                         2. Amount of Securities           3. Ownership Form:         4. Nature of Indirect
   (Instr. 4)                                   Beneficially Owned                Direct (D) or Indirect     Beneficial Ownership
                                                (Instr. 4)                        (I) (Instr. 5)             (Instr. 5)
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Class A Common Stock                                      3,350,680                      I                By Flying Disc Investments
                                                                                                          Limited Partnership
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one person, see Instructions 5(b)(v)

     Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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
FORM 3 (continued) Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
1. Title of Derivative 2. Date Exercisable and   3. Title and Amount of       4. Conversion   5. Ownership     6. Nature of Indirect
   Security (Instr. 4)    Expiration Date           Securities Underlying        or Exercise     Form of          Beneficial Owners
                          (Month/Day/Year)          Derivative Security          Price of        Derivative       (Instr. 5)
                                                    (Instr. 4)                   Derivative      Security:
                                                                                 Security        Direct (D)
                                                                                                 or Indirect
                                                                                                 (I) (Instr. 5)
                       ------------------------------------------------------
                           Date      Expiration      Title   Amount or Number
                        Exercisable    Date                     of Shares
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Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal             /s/ Christopher Kitze           12/9/99
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                           **Signature of Reporting Person       Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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